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               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm in the Agreement and Plan of Reorganization and to the use of our Report dated April 14, 1997, with respect to the financial statements and financial highlights of Marketvest Funds, Inc. (Marketvest Equity Fund, Marketvest Short-Term Bond Fund and Marketvest Intermediate U.S. Government Bond Fund) and Marketvest Funds (Marketvest Pennsylvania Intermediate Municipal Bond Fund) as of February 28, 1997, incorporated by reference in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 and related Prospectus/Proxy Statement and Statement of Additional Information of the ARK Funds and the Marketvest Funds, Inc. and Marketvest Funds.


                                                Ernst & Young LLP

Pittsburgh, Pennsylvania
February 12, 1998